CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS REPORTS FIRST QUARTER 2021 RESULTS
TriMas' Packaging Group Posts Record First Quarter Sales and Operating Profit
BLOOMFIELD HILLS, Michigan, April 29, 2021 - TriMas (NASDAQ: TRS) today announced financial results for the first quarter ended March 31, 2021.
TriMas Highlights
•Increased first quarter net sales by 13.1%, driven by record first quarter sales in TriMas' Packaging segment
•Increased operating profit due to continued momentum in TriMas' Packaging segment and margin expansion in the Specialty Products segment
•Completed the successful refinancing of its capital structure, extending maturities on both its credit facility and senior notes, and locking in a historically low rate on its fixed rate debt
•Announced Chief Financial Officer transition as part of succession planning
First Quarter 2021
TriMas reported first quarter net sales of $206.7 million, an increase of 13.1% compared to $182.8 million in first quarter 2020, as organic sales growth in Packaging and the impact of recent acquisitions were partially offset by the impact of weaker demand in the Company's aerospace and industrial businesses resulting from the effects of the COVID-19 pandemic. The Company reported operating profit of $21.1 million in first quarter 2021, compared to an operating profit of $19.8 million in first quarter 2020. Adjusting for Special Items(1) primarily related to realignment and M&A costs, first quarter 2021 adjusted operating profit was $26.6 million, a 21.3% increase compared to $22.0 million in the prior year period, primarily as a result of higher overall sales and improved profit margin within Specialty Products.
The Company reported a first quarter 2021 net income of $13.1 million, or $0.30 per diluted share, relatively flat compared to first quarter 2020. First quarter 2021 adjusted net income(1) was $17.4 million, or $0.40 per diluted share, an increase of 15.2% compared to $15.1 million, or $0.34 per diluted share, in the prior year period.
"Overall, we are off to an encouraging start to 2021 with first quarter results that exceeded our initial expectations," said Thomas Amato, TriMas President and Chief Executive Officer. "During the first quarter, we achieved a sales growth rate of 13.1%, and adjusted diluted EPS(1) of $0.40, resulting primarily from the positive momentum in TriMas' Packaging segment and better-than-expected performance in the TriMas' Specialty Products segment. We demonstrated yet again TriMas' ability to navigate varying economic cycles, while delivering strong financial performance through our multi-industry family of businesses and our dedicated global team.
"Our solid execution in the quarter was complemented by our disciplined and balanced approach to capital allocation and managing our balance sheet. We continue to balance investing in our businesses for long-term growth, augmenting organic growth with M&A and providing shareholder returns through share repurchases. During the quarter, we also successfully completed the refinancing of our revolver and fixed rate debt by extending maturities and taking advantage of historically low rates.
"One year removed from the global pandemic's initial impact, through our proactive actions, we believe we are a stronger company and well-positioned for the future when demand recovers in several of our businesses. We are a leaner organization and are poised to capitalize on new market opportunities as they arise. While there are still continued market uncertainties arising from the global COVID-19 pandemic, we remain focused on leveraging our TriMas Business Model to improve all of our businesses, thereby creating long-term shareholder value," Amato concluded.

Financial Position
The Company reported net cash provided by operating activities of $15.7 million for first quarter 2021, compared to $3.4 million in first quarter 2020, driven by higher earnings, as well as the timing of net working capital investments. As a result, the Company reported Free Cash Flow(2) of $10.3 million for first quarter 2021, an increase of $8.5 million compared to $1.8 million in first quarter 2020. Please see Appendix I for further details.
In addition, during the first quarter of 2021, the Company repurchased approximately $2.6 million of its outstanding common stock, bringing the total to $90.9 million in share repurchases since 2018, or approximately 7.3% of outstanding shares. Share repurchases continue to be a core part of the Company’s capital allocation strategy. As of March 31, 2021, $159.1 million remained available under the Company's repurchase authorization.

TriMas also refinanced its capital structure during the first quarter, closing on its offering of $400 million in aggregate principal of senior unsecured notes due 2029 at a fixed annual rate of 4.125%. The Company also amended its $300 million senior secured credit facility to extend the maturity to March 2026, with a consistent interest rate of LIBOR plus 1.50%.

The Company received the $400 million in funds from the 4.125% notes due 2029 during the first quarter of 2021, while the redemption of the $300 million 4.875% notes due 2025 did not occur until April 15, 2021. Therefore, due to this timing, TriMas ended first quarter 2021 with $410.0 million of unrestricted cash on hand, no amounts outstanding on its revolving credit facility and a leverage ratio of 1.8x as defined in the Company's credit agreement. TriMas reported total debt of $690.2 million as of March 31, 2021, compared to $346.3 million as of December 31, 2020, and $445.0 million as of March 31, 2020. The Company ended the quarter with Net Debt(3), an important measure the Company tracks under its deleveraging model, of $269.1 million, a decrease compared to $272.3 million at December 31, 2020.
First Quarter Segment Results
Packaging (Approximately 65% of TriMas March 31, 2021 LTM sales)
TriMas' Packaging segment, which consists primarily of the Rieke®, Taplast™, Affaba & Ferrari™ and Rapak® brands, develops and manufactures specialty dispensing and closure products for applications in the beauty & personal care, food & beverage, pharmaceutical & nutraceutical, industrial, and home care markets. Net sales for the first quarter increased 32.0% compared to the year ago period, primarily as a result of higher demand for dispensing pumps and closure products sold into applications that help fight the spread of germs or are used in cleaning. Higher sales of products used in food & beverage, and industrial applications, as well as acquisition-related sales, also contributed to the increase. First quarter operating profit increased, as the impact of higher sales more than offset a less favorable product sales mix and higher input costs. The Company remains committed to building out TriMas' packaging platform through commercializing new innovative products and expanding the product set through acquisitions.
Aerospace (Approximately 21% of TriMas March 31, 2021 LTM sales)
TriMas' Aerospace segment, which includes the Monogram Aerospace Fasteners™, Allfast Fastening Systems®, Mac Fasteners™, RSA Engineered Products™ and Martinic Engineering™ brands, develops, qualifies and manufactures highly-engineered, precision fasteners and machined components to serve the aerospace, including military and defense, end market. Net sales for the first quarter decreased 8.8% compared to the year ago period, primarily due the impact of significantly lower air travel and reduced commercial and business jet production as a result of the global pandemic, partially offset by the sales increase related to the acquisition of RSA in February 2020. First quarter operating profit and the related margin decreased due to the reduced sales and lower absorption of fixed costs, as well as the higher amortization expense from intangible assets related to the acquisition. The Company continues to focus on adjusting cost structures to better align with lower demand in the end markets impacted by the pandemic, while balancing its priority of investing in new and innovative products to support its global customers.
Specialty Products (Approximately 14% of TriMas March 31, 2021 LTM sales)
TriMas' Specialty Products segment, which includes the Norris Cylinder™ and Arrow® Engine brands, designs, manufactures and distributes highly-engineered steel cylinders and wellhead engines and compressor systems, for use within the welding and HVAC, military, industrial, and oil and gas end markets. Norris Cylinder is the only remaining steel cylinder manufacturer in North America, and represents the majority of sales in this segment. First quarter net sales decreased 11.2% compared to the year ago period, as a result of lower steel cylinder demand in the construction and packaged gas end markets, and low demand for oil and gas products, all related to the impact of the pandemic. First quarter operating profit and the related margin increased as a result the positive impact of previous realignment and factory floor improvement actions implemented in the businesses. The Company has taken actions to better align cost structures with sales demand in the end markets impacted by the global pandemic, and expects these businesses to continue to leverage well.
Outlook
Given the continued market and related demand uncertainties arising from the global COVID-19 pandemic, the Company is providing second quarter outlook only at this time, with the objective of reverting to full year outlook as the impacts of the pandemic and related economic recovery are better understood and visibility improves. For the second quarter of 2021, the Company expects TriMas’ consolidated sales to range between $205 million and $223 million, with sales in all three segments anticipated to increase year-over-year. The Company expects second quarter 2021 adjusted diluted earnings per share(4) in the range of $0.50 to $0.57 per share. The Company is prospectively modifying the adjusted earnings per share definition to add back intangible amortization expense related to acquisitions. Please see Exhibit 99.2 of the Form 8-K filed in connection with this earnings release for the historical adjusted diluted earnings per share amounts reflecting this modification. In addition, the Company is continuing to forecast 2021 Free Cash Flow(2) to be greater than 100% of net income.
All of the above amounts considered as 2021 guidance are after adjusting for any current or future amounts that may be considered Special Items, and in the case of adjusted diluted earnings per share, acquisition-related intangible asset amortization expense for deals that have not yet been consummated. The inability to predict the amount and timing of the impacts of these Special Items makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable.(4)
Conference Call Information
TriMas will host its first quarter 2021 earnings conference call today, Thursday, April 29, 2021, at 10 a.m. ET. The call-in number is (866) 248-8441. Participants should request to be connected to the TriMas first quarter 2021 earnings conference call (Confirmation Code 7033534). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Passcode 7033534) beginning April 29, 2021 at 3 p.m. ET through May 6, 2021 at 3 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to TriMas’ business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: the severity and duration of the ongoing coronavirus (“COVID-19”) pandemic on our operations, customers and suppliers, as well as related actions taken by governmental authorities and other third parties in response, each of which is uncertain, rapidly changing and difficult to predict; general economic and currency conditions; material and energy costs; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; competitive factors; future trends; our ability to realize our business strategies; our ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; information technology and other cyber-related risks; the performance of our subcontractors and suppliers; supply constraints; market demand; intellectual property factors; litigation; government and regulatory actions, including, without limitation, climate change legislation and other environmental regulations, as well as the impact of tariffs, quotas and surcharges; our leverage; liabilities imposed by our debt instruments; labor disputes; changes to fiscal and tax policies; contingent liabilities relating to acquisition activities; the disruption of operations from catastrophic or extraordinary events, including natural disasters and public health crises; the potential impact of Brexit; our future prospects; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Management believes that presenting these non-GAAP financial measures provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods and to the Company’s peers. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
Reconciliations of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are provided only for the expected impact of amortization of acquisition-related intangible assets for completed acquisitions, as the Company is unable to provide estimates of future Special Items(1) or amortization from future acquisitions without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Additional information is available at www.trimascorp.com under the “Investors” section.
(1)Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business.
(2) The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.
(3)    The Company defines Net Debt as Total Debt less Cash and Cash Equivalents. Please see Appendix I for additional details.
(4)    The Company defines adjusted diluted earnings per share as net income (per GAAP), plus or minus the after-tax impact of Special Items(1), plus the after-tax impact of non-cash acquisition-related intangible asset amortization expense. While the acquisition-related intangible assets aid in the Company’s revenue generation, the Company adjusts for the non-cash amortization expense because the Company believes it (i) enhances management’s and investors’ ability to analyze underlying business performance, (ii) facilitates comparisons of financial results over multiple periods, and (iii) provides more relevant comparisons of financial results with the results of other companies as the amortization expense associated with these assets may fluctuate significantly from period to period based on the timing, size, nature, and number of acquisitions.
About TriMas
TriMas is a global manufacturer and provider of products for customers primarily in the consumer products, aerospace and industrial end markets, with approximately 3,200 dedicated employees in 11 countries. We provide customers with a wide range of innovative and quality product solutions through our market-leading businesses. Our TriMas family of businesses has strong brand names in the end markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	March 31, 2021	December 31, 2020
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$421,140	$73,950
Receivables, net	128,000	113,410
Inventories	151,820	149,380
Prepaid expenses and other current assets	17,960	15,090
Total current assets	718,920	351,830
Property and equipment, net	251,150	253,060
Operating lease right-of-use assets	36,450	37,820
Goodwill	300,610	303,970
Other intangibles, net	199,010	206,200
Deferred income taxes	15,700	19,580
Other assets	21,460	21,420
Total assets	$1,543,300	$1,193,880
Liabilities and Shareholders' Equity
Current liabilities:
Current portion, long-term debt	$300,000	$—
Accounts payable	$76,650	$69,910
Accrued liabilities	57,490	60,540
Operating lease liabilities, current portion	6,350	6,740
Total current liabilities	440,490	137,190
Long-term debt, net	390,190	346,290
Operating lease liabilities	30,520	31,610
Deferred income taxes	24,840	24,850
Other long-term liabilities	61,290	69,690
Total liabilities	947,330	609,630
Total shareholders' equity	595,970	584,250
Total liabilities and shareholders' equity	$1,543,300	$1,193,880

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2021	2020
Net sales	$206,730	$182,790
Cost of sales	(155,400)	(136,420)
Gross profit	51,330	46,370
Selling, general and administrative expenses	(30,220)	(26,540)
Operating profit	21,110	19,830
Other expense, net:
Interest expense	(3,550)	(3,580)
Debt financing and related expenses	(200)	—
Other expense, net	(930)	(80)
Other expense, net	(4,680)	(3,660)
Income before income tax expense	16,430	16,170
Income tax expense	(3,370)	(3,050)
Net income	$13,060	$13,120
Basic earnings per share:
Net income per share	$0.30	$0.30
Weighted average common shares—basic	43,185,007	44,201,053
Diluted earnings per share:
Net income per share	$0.30	$0.30
Weighted average common shares—diluted	43,634,876	44,470,472

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2021	2020
Cash Flows from Operating Activities:
Net income	$13,060	$13,120
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
Loss on dispositions of assets	20	50
Depreciation	7,850	6,660
Amortization of intangible assets	5,390	4,850
Amortization of debt issue costs	300	290
Deferred income taxes	2,200	2,570
Non-cash compensation expense	2,440	1,940
Debt financing and related expenses	200	—
Increase in receivables	(15,640)	(10,610)
Increase in inventories	(3,110)	(110)
Increase in prepaid expenses and other assets	(2,070)	(110)
Increase (decrease) in accounts payable and accrued liabilities	1,950	(14,780)
Other operating activities	3,150	(470)
Net cash provided by operating activities, net of acquisition impact	15,740	3,400
Cash Flows from Investing Activities:
Capital expenditures	(9,370)	(3,930)
Acquisition of businesses, net of cash acquired	—	(84,270)
Net proceeds from disposition of business, property and equipment	—	1,880
Net cash used for investing activities	(9,370)	(86,320)
Cash Flows from Financing Activities:
Proceeds from issuance of senior notes	400,000	—
Proceeds from borrowings on revolving credit facilities	—	198,290
Repayments of borrowings on revolving credit facilities	(48,620)	(48,330)
Debt financing fees	(6,150)	—
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(1,770)	(1,830)
Payments to purchase common stock	(2,640)	(31,570)
Net cash provided by financing activities	340,820	116,560
Cash and Cash Equivalents:
Increase for the period	347,190	33,640
At beginning of period	73,950	172,470
At end of period	$421,140	$206,110
Supplemental disclosure of cash flow information:
Cash paid for interest	$520	$370
Cash paid for taxes	$1,160	$1,850

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2021	2020
Packaging
Net sales	$132,090	$100,050
Operating profit	$21,300	$18,280
Special Items to consider in evaluating operating profit:
Purchase accounting costs	830	—
Business restructuring and severance costs	1,510	320
Adjusted operating profit	$23,640	$18,600

Aerospace
Net sales	$44,610	$48,920
Operating profit	$4,500	$5,080
Special Items to consider in evaluating operating profit:
Purchase accounting costs	—	510
Business restructuring and severance costs	450	500
Adjusted operating profit	$4,950	$6,090

Specialty Products
Net sales	$30,030	$33,820
Operating profit	$4,520	$3,430

Corporate Expenses
Operating loss	$(9,210)	$(6,960)
Special Items to consider in evaluating operating loss:
M&A diligence and transaction costs	490	810
Business restructuring and severance costs	2,250	—
Adjusted operating loss	$(6,470)	$(6,150)

Total Company
Net sales	$206,730	$182,790
Operating profit	$21,110	$19,830
Total Special Items to consider in evaluating operating profit	5,530	2,140
Adjusted operating profit	$26,640	$21,970

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2021	2020
Net income, as reported	$13,060	$13,120
Special Items to consider in evaluating quality of net income:
Business restructuring and severance costs	4,210	820
Purchase accounting costs	830	510
M&A diligence and transaction costs	490	1,110
Debt financing and related expenses	200	—
Income tax effect of Special Items(1)	(1,390)	(460)
Adjusted net income	$17,400	$15,100

	Three months ended March 31,
	2021	2020
Diluted earnings per share, as reported	$0.30	$0.30
Special Items to consider in evaluating quality of EPS:
Business restructuring and severance costs	0.10	0.02
Purchase accounting costs	0.02	0.01
M&A diligence and transaction costs	0.01	0.02
Debt financing and related expenses	—	—
Income tax effect of Special Items(1)	(0.03)	(0.01)
Adjusted diluted EPS	$0.40	$0.34
Weighted-average shares outstanding	43,634,876	44,470,472
(1) Income tax effect of Special Items is calculated on an item-by-item basis, utilizing the tax rate in the jurisdiction where the Special Item occurred. For the three month periods ended March 31, 2021 and 2020, the income tax effect of Special Items varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2021			2020
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$15,740	$3,920	$19,660	$3,400	$2,290	$5,690
Less: Capital expenditures	(9,370)	—	(9,370)	(3,930)	—	(3,930)
Free Cash Flow	6,370	3,920	10,290	(530)	2,290	1,760
Net income	13,060	4,340	17,400	13,120	1,980	15,100
Free Cash Flow as a percentage of net income	49%		59%	(4)%		12%

	March 31, 2021	December 31, 2020	March 31, 2020
Current portion, long-term debt	$300,000	$—	$—
Long-term debt, net	390,190	346,290	444,980
Total Debt	690,190	346,290	444,980
Less: Cash and cash equivalents	421,140	73,950	206,110
Net Debt	$269,050	$272,340	$238,870

Appendix I

TriMas Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Forecasted Diluted Earnings Per Share Guidance
(Unaudited - dollars per share)

	Three months ended
	June 30, 2021
	Low	High
Diluted earnings per share (GAAP)	$0.41	$0.48
Pre-tax amortization of acquisition-related intangible assets(1)	0.12	0.12
Income tax benefit on amortization of acquisition-related intangible assets	(0.03)	(0.03)
Impact of Special Items(2)	—	—
Adjusted diluted earnings per share	$0.50	$0.57
(1) These amounts relate to acquisitions completed prior to March 31, 2021. The Company is unable to provide forward-looking estimates of future acquisitions, if any, that have not yet been consummated.
(2) The Company is unable to provide forward-looking estimates of Special Items without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.